Exhibit 3.45

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DADE INVESTMENT, L.P.

This Certificate of Limited Partnership of Dade Investment, L.P. (the “Limited Partnership”), is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.                       The name of the Limited Partnership is Dade Investment, L.P.

2.                       The address of the registered office of the Limited Partnership in Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19901. The Limited Partnership’s registered agent at that address is the Corporation Trust Company.

3.                       The names and addresses of the general partners are:

NAME	ADDRESS

NCP DADE POWER	1100 Town & Country Road
INCORPORATED	Suite 800
Orange, California 92666

IN WITNESS WHEREOF, the undersigned, constituting the only general partner of the Limited Partnership, has caused this Certificate of Limited Partnership, which shall become effective upon filing with the Delaware Secretary of State, to be duly executed as of May 23, 1991.

NCP DADE POWER INCORPORATED, a Delaware
corporation and general partner

By	/s/ Jay R. Roland
Jay R. Roland, President